Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

State or other Jurisdiction of Incorporation or Organization
Ranor, Inc.	Delaware
Stadco	California
Stadco New Acquisition, LLC	Delaware
Westminster Credit Holdings, LLC	Delaware